RALPH E. DAVIS ASSOCIATES, INC.
CONSULTANTS-PETROLEUM AND NATURAL GAS
3555 TIMMON LANE-SUITE 1105
HOUSTON, TEXAS 77027
(713) 622 - 8955

October 18, 2001

Player Resources Ltd.
c/o Seneca Resources Corporation
1201 Louisiana, Suite 400
Houston, Texas 77002

Attention: Mr. Don A. Brown
Vice President

Re: Oil, Condensate and Natural Gas Reserves, Player Resources Ltd. As of October 1, 2001

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Player Resources Ltd. has certain interests. This report presents a summary of the Proved Developed (producing, nonproducing and shut-in) and Proved Undeveloped reserves anticipated to be produced from Player Resources interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

The summarized results of the reserve audit are as follows:

Consultants to the Petroleum and Natural Gas Industries Since the 1920's

RALPH E. DAVIS ASSOCIATES, INC.

Player Resources Ltd.
Mr. Don A. Brown
October 18, 2001

Estimated Proved Reserves
Net to Player Resources Corporation
As of October 1, 2001

                                    Proved Developed                               Proved
Division:                      Producing     Non Producing         Shut-In       Undeveloped       Total Proved

TOTAL COMPANY:
Oil/Condensate: MBbls               1,184.6            3.1            0.0                4.8             1,192.5
Gas: MMcf                          45,229.0        5,688.0            0.0            2,104.0            53,021.0

DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of Player Resources Corporation. Reserve estimates were prepared by Player Resources using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.

Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Player Resources’ producing areas all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Player Resources. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

RALPH E. DAVIS ASSOCIATES, INC.

Player Resources Ltd.
Mr. Don A. Brown
October 18, 2001

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in Player Resources Ltd. or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

                                                     Very truly yours,

                                                     RALPH E. DAVIS ASSOCIATES, INC.

                                                     Allen C Barron, PE
                                                     President